Exhibit 21.1
Starz, LLC
Subsidiary List
as of December 31, 2013

NAME	Domicile
Starz, LLC	DE
Aries Pictures LLC	CO
Chalk Line Productions, LLC	DE
Film Roman, LLC	DE
Namor Productions, LLC	DE
SEG Investments, LLC	DE
Starz Canada Holdco, LLC	DE
Starz Canada Holdings II B.V.	Netherlands
Starz Entertainment, LLC	CO
Starz Independent, LLC	DE
Noir Productions New Zealand Limited	NZ
Sparty Films LA, LLC	DE
Sparty Investments, LLC	DE
Starz Ballet Productions, LLC	DE
Starz Incursion Productions, LLC	DE
Starz Incursion Canada, Inc.	BC
Starz Miami Productions, LLC	DE
Starz Pirates Productions, LLC	DE
Starz Power Productions, LLC	DE
Starz Remorse Productions LLC	De
Starz Finance Corp.	DE
Starz Media Group, LLC	DE
Starz Media, LLC	DE
Anchor Bay Entertainment, LLC	DE
Anchor Bay Entertainment Australia PTY LTD.	Australia
Anchor Bay Entertainment Canada Co.	Nova Scotia
Anchor Bay Entertainment UK Limited	UK
Manga Entertainment Limited	UK
Deadspace 2, LLC	DE
Overture Films, LLC	DE